EXHIBIT 99.02
                                Southern Company
                              Financial Highlights
               (In Millions of Dollars Except Earnings Per Share)


                                               3 Months Ended June           Year-to-Date June
                                               --------------------          -----------------
                                                  2006     2005               2006        2005
                                                  ----     ----               ----        ----
                                                (Notes)  (Notes)            (Notes)     (Notes)
Consolidated Earnings-As Reported
(See Notes)
Retail Business                                 $  320    $  301             $  515      $  535
Competitive Generation                              74        59                144         117
                                                ------    ------             ------      ------
  Total                                            394       360                659         652
Synthetic Fuels                                     (6)       23                  3          45
Leasing Business                                     6         8                 11          14
Parent Company and Other                            (9)       (4)               (26)         (1)
                                                ------    ------             ------      ------
Net Income-As Reported                           $ 385    $  387             $  647      $  710
                                                ======    ======             ======      ======

Basic Earnings Per Share-(See Notes)            $ 0.52    $ 0.52             $ 0.87      $ 0.95

Operating Revenues                              $3,592    $3,120             $6,655      $5,907
Average Shares Outstanding (in millions)           743       747                742         745
End of Period Shares Outstanding (in millions)                                  743         747


                                               3 Months Ended June           Year-to-Date June
                                               --------------------          -----------------
                                                  2006     2005               2006        2005
                                                  ----     ----               ----        ----
Consolidated Earnings-Excluding Synfuels
(See Notes)
  Net Income - As Reported                      $  385    $  387             $  647      $  710
  Less: Synthetic Fuels                              6       (23)                (3)        (45)
                                                ------    ------             ------      ------
Net Income-Excluding Synthetic Fuels            $  391    $  364             $  644      $  665
                                                ======    ======             ======      ======

Basic Earnings Per Share-Excluding Synfuels     $ 0.53    $ 0.49             $ 0.87      $ 0.89



Notes
-----
- Southern Company GAS completed the sale of substantially all of its assets on January 4, 2006 and is included in consolidated earnings in all periods as discontinued operations.
- For the second quarter and year-to-date 2006, diluted earnings per share are not more than 1 cent for any period reported above and are not material.
- As a result of tax credits generated from synthetic fuel production, Southern Company's synthetic fuel investments contributed significantly to Southern Company's earnings and earnings per share for the three months and six months ended June 30, 2005. Due to higher levels of oil prices, such tax credits are expected to be partially or completely phased out in 2006.
- Certain prior year data has been reclassified to conform with current year presentation.
- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-Q.